UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2015

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4350 La Jolla Village Drive, Suite 140, San Diego, CA	92122
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2015, the Board of Directors of BofI Holding, Inc. (the “Registrant”), and its subsidiary BofI Federal Bank (the “Bank”), elected Uzair Dada to the Boards of Directors of the Registrant and the Bank, effective immediately, to fill vacancies on the Boards. Mr. Dada will serve as a Class II Director of the Registrant, with a term expiring at the Registrant’s 2015 Annual Meeting of Stockholders. The Board of Directors appointed Mr. Dada to the Bank’s Board Operations and Technology Committee and determined that Mr. Dada is an independent director under applicable standards of the Securities and Exchange Commission and the Nasdaq Stock Market.
In connection with his election to the Board of Directors of the Registrant and the Bank, Mr. Dada was awarded 791 shares of restricted stock units on January 22, 2015, to vest over three years, under the Registrant’s 2014 Stock Incentive Plan. In addition, Mr. Dada will be compensated on the same basis as the other non-employee directors of the Registrant and the Bank.
Mr. Dada also entered into the Registrant’s standard indemnification agreement, which has been previously entered into with each of the Registrant’s directors and executive officers, the form of which has been previously filed with the Securities and Exchange Commission.
Mr. Dada has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Registrant or the Bank during the current or preceding fiscal year.

On January 27, 2015, the Registrant issued a press release announcing the election of Uzair Dada to the Board of Directors. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 - Other Events

On January 22, 2015, the Board of Directors of the Registrant resolved to reduce the size of the Board of Directors from ten to nine members effective immediately.

Item 9.01 - Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description
99.1	Press Release of BofI Holding, Inc. dated January 27, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: January 27, 2015	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
EVP and Chief Financial Officer